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                                                                     EXHIBIT 5.1



                                 July 25, 1996



Board of Directors
UIH Australia/Pacific, Inc.
4643 South Ulster Street, #1300
Denver, Colorado 80237

     Re:    UIH Australia/Pacific, Inc.
            Registration Statement on Form S-4, as amended
            (File No. 333-05017)


Ladies and Gentlemen:

     As counsel for UIH Australia/Pacific, Inc., a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company has filed with respect to the offer to exchange 14% Senior Discount Notes due 2006, Series B (the "New Notes") for all outstanding 14% Senior Discount Notes due 2006, Series A (the "Old Notes").

     We have examined the Company's Articles of Incorporation, as amended, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

     Based on such investigation, it is our opinion that the New Notes, when exchanged for the Old Notes, will be legally issued and will constitute binding obligations of the Company.

     We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

                           Holme Roberts & Owen LLC



                           By: /s/ GARTH B. JENSEN
                               -----------------------------
                               Garth B. Jensen, Member